Exhibit 99.1
News Release

Contacts:	Media: David Bruce (305) 500-4999	Investor Relations: Bob Brunn (305) 500-4053
RYDER REPORTS FIRST QUARTER 2010 RESULTS
MIAMI, April 21, 2010 – Ryder System, Inc. (NYSE: R)
     • Q1 Continuing Operations EPS of $0.24 vs. $0.20 in 2009
     • Q1 Comparable Continuing Operations EPS of $0.24 vs. $0.30 in 2009
     • Q1 Total Revenue Up 4%; Operating Revenue Flat
     • Revises Full-Year Comparable EPS Forecast to a Range of $1.85 to $1.95
          Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations for the three-month period ended March 31, 2010 were $0.24, compared with $0.20 in the year-earlier period. Earnings from continuing operations were $12.9 million, compared with $10.9 million in the year-earlier period. EPS and net earnings in the year-earlier period included a charge for restructuring and other items of $0.10 and $5.8 million, respectively. Excluding these items, comparable EPS from continuing operations for the first quarter of 2010 were $0.24, down 20% from $0.30 in the same period of 2009. Comparable earnings from continuing operations of $12.9 million for the first quarter of 2010 were down 23% from $16.7 million in the year-earlier period. The decrease in comparable earnings reflects the impact to the Fleet Management Solutions (FMS) business segment of lower full service lease fleet levels because of the cumulative impact of customer fleet reductions, and increased maintenance costs due to fleet aging. The decrease was partially offset by stronger Supply Chain Solutions (SCS) results, improved used vehicle sales results, and better commercial rental performance.
          In 2009, the Company discontinued SCS operations in South America and Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. EPS from discontinued operations totaled a loss of $0.01 in the first quarter of 2010, compared with a loss of $0.08 in the same period of the prior year.
          Net earnings per diluted share (including discontinued operations) for the three-month period ended March 31, 2010 were $0.23 versus $0.12 in the year-earlier period. Net earnings for the first quarter of 2010 were $12.4 million versus $6.8 million in the year-earlier period.
          Total revenue for the first quarter of 2010 was $1.22 billion, up 4% from $1.17 billion in the same period last year. Total revenue comparisons benefited from higher fuel prices and favorable exchange rate movements partially offset by lower fuel volumes. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $987.6 million, compared with $990.8 million in the year-earlier period. Operating revenue comparisons included a favorable first quarter 2010 foreign exchange impact of 2%. FMS business segment total revenue increased 2% due primarily to higher fuel services revenue. FMS operating revenue decreased 2% due to lower full service lease revenue, driven by customer fleet downsizing. SCS business segment total revenue increased 10% and operating revenue increased 4% due to favorable foreign exchange rate movements and improved automotive volumes, partially offset by prior-year customer account rationalizations. Dedicated Contract Carriage (DCC) business segment total revenue increased 1%, reflecting the pass through of higher fuel costs. DCC operating revenue decreased 1%, reflecting the impact of the non-renewal of customer contracts.
          Ryder Chairman and CEO Greg Swienton said, “Directionally, our product lines performed as we had forecasted, and the earnings impact was even better than we anticipated. In the latter part of the first quarter, we saw several positive developments in our Fleet Management Solutions business, including: an increase in lease miles driven; higher commercial rental demand and utilization; and improved used vehicle pricing. However, the average size of our full service lease fleet was down 5%, reflecting the cumulative impact of customer fleet downsizing. As expected, the recovery of automotive activity resulted in improved revenue and earnings in our Supply Chain Solutions business. Additionally, we have maintained a very strong balance sheet which enabled us to begin implementing a new $100 million stock buyback program that we announced in February.”
First Quarter Business Segment Operating Results
          Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT) from continuing operations, allocates Central Support Services to each business segment and excludes restructuring and other items.

Fleet Management Solutions
          Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
          In the FMS business segment, total revenue in the first quarter of 2010 was $884.0 million, up 2% compared with the year-earlier period. Fuel services revenue in the first quarter of 2010 increased 21% compared with the same period in 2009 due to higher fuel prices partially offset by reduced gallons pumped at Ryder’s facilities. Operating revenue (revenue excluding fuel) in the first quarter of 2010 was $677.4 million, down 2% compared with the year-earlier period. FMS total revenue and operating revenue included a favorable foreign exchange impact of 2%. Contractual revenue, which includes full service lease and contract maintenance, decreased 3% in the first quarter of 2010 because of the cumulative impact of ongoing customer fleet downsizing, partially offset by favorable foreign exchange rate movements. Commercial rental revenue increased 2% reflecting improving global market demand on a 12% smaller average rental fleet. Rental fleet utilization improved by 780 basis points to 69% in the first quarter of 2010 as a result of the Company’s actions to align the fleet size and mix as well as improving market demand.
          The FMS business segment’s NBT was $21.7 million in the first quarter of 2010, down 28% compared with $30.0 million in the same period of 2009. This decrease was related primarily to lower North American full service lease results as well as increased vehicle depreciation expense resulting from residual value changes. These items were partially offset by improved used vehicle sales results, better commercial rental performance, and lower retirement plan expense. Full service lease results were adversely impacted by the protracted length and severity of the freight recession, which has resulted in reduced customer demand for new leases, downsizing of customer fleets, and increased maintenance costs on a relatively older fleet. Lease mileage showed year-over-year quarterly improvement. Used vehicle sales results were favorably impacted by higher truck pricing, as well as lower average quarterly inventory levels compared with the prior-year period. Commercial rental performance improved as a result of increasing market demand as well as Ryder’s fleet right-sizing actions taken in 2009. As expected, retirement plan expense decreased in the first quarter of 2010, primarily due to strong investment performance in 2009 versus 2008. Business segment NBT as a percentage of operating revenue was 3.2% in the first quarter of 2010, down 110 basis points compared with 4.3% in the same quarter a year ago.
Supply Chain Solutions
          Ryder’s Supply Chain Solutions (SCS) business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials, funds and related information from the acquisition of raw materials to the delivery of finished products to the end user.
          In the SCS business segment, first quarter 2010 total revenue was $294.2 million, up 10% from $267.3 million in the comparable period in 2009. First quarter 2010 operating revenue (revenue excluding subcontracted transportation) was $238.2 million, up 4% compared with $228.4 million in the comparable period a year ago. SCS total revenue and operating revenue comparisons benefited from a favorable foreign exchange rate impact of 4% and improved automotive volumes, partially offset by customer account rationalizations from the prior year.
          The SCS business segment’s NBT in the first quarter of 2010 was $7.0 million compared with $1.5 million in the same quarter of 2009, driven by improved automotive volumes. First quarter 2010 NBT for the business segment as a percentage of operating revenue was 2.9%, up 220 basis points compared with 0.7% in the same quarter of 2009.
Dedicated Contract Carriage
          Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.
          In the DCC business segment, first quarter 2010 total revenue of $116.3 million was up 1% compared with $115.0 million in the first quarter of 2009, reflecting the pass-through of higher fuel costs. Operating revenue (revenue excluding subcontracted transportation) in the first quarter of 2010 was $112.0 million, down 1% compared with $112.7 million in the year-

earlier period, due to the impact of the non-renewal of customer contracts.
          The DCC business segment’s NBT in the first quarter of 2010 was $7.4 million, down 28% compared with $10.3 million in the first quarter of 2009. Business segment NBT was impacted by higher self-insurance costs, as well as accrued compensation expense and costs associated with new technology initiatives. Business segment NBT as a percentage of operating revenue was 6.6% in the first quarter of 2010, down 250 basis points compared with 9.1% in the year-earlier period.
Corporate Financial Information
Central Support Services
          Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the first quarter of 2010, CSS costs were $42.4 million, up from $38.3 million in the year-earlier period reflecting higher spending for technology and professional services as well as accrued compensation expense.
Restructuring and Other Items
          In the year-earlier period, pre-tax restructuring and other items totaled $6.7 million ($5.8 million after tax), or $0.10 per diluted share. The Company recognized a non-cash, pre-tax impairment charge in the first quarter of 2009 of $3.9 million (also $3.9 million after tax) related to an international supply chain facility. The Company also recognized $2.8 million ($1.9 million after tax) of employee-related costs associated with cost reduction actions undertaken beginning with the fourth quarter of 2008.
Income Taxes
          The Company’s effective income tax rate from continuing operations for the first quarter of 2010 was 42.8% of pre-tax earnings compared with 51.2% in the year-earlier period. The year-earlier period income tax rate was impacted by non-deductible foreign restructuring and other charges. Excluding these items, the Company’s comparable effective income tax rate from continuing operations was 42.8% of pre-tax comparable earnings versus 42.6% in the year-earlier period.

Capital Expenditures
          In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line typically varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
          Capital expenditures from continuing operations were $276.4 million for the first quarter of 2010, compared with $224.6 million in the same period of 2009. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $227.5 million, up 27% from $178.7 million in the same period of 2009. The increase in capital expenditures reflects planned spending to refresh the commercial rental fleet. The increase was partially offset by reduced full service lease vehicle spending due to lower new and replacement sales in the current global economic environment, as well as increased use of lease term extensions and used vehicle redeployments.
Cash Flow
          Operating cash flow from continuing operations through March 31, 2010 was $271.5 million, up from $268.3 million in the same period of 2009. Total cash generated (including proceeds from used vehicle sales) from continuing operations through March 31, 2010, was $336.0 million, compared with $335.7 million in the same period of 2009. Free cash flow from continuing operations through March 31, 2010 was $135.9 million, up 62% from $83.7 million for the same period of 2009, primarily due to lower cash payments for vehicle spending.
          The Company has in place a $100 million share repurchase program and a two million share anti-dilutive repurchase program. Under these programs, the Company repurchased and retired approximately 720,000 shares in the first quarter of 2010 at an aggregate cost of $25.1 million.

Leverage
          Balance sheet debt as of March 31, 2010 decreased by $73.9 million compared with year-end 2009, due primarily to the utilization of free cash flow to repay debt. The leverage ratio for balance sheet debt as of March 31, 2010 was 172%, compared with 175% at year-end 2009. Total obligations to equity as of March 31, 2010 were 181%, compared with 183% at year-end 2009.
2010 Outlook
          Commenting on Ryder’s 2010 outlook, Mr. Swienton said, “We have begun to see some improvement in customer demand, primarily in our transactional Fleet Management Solutions products. We expect to see improving demand and pricing for our transactional commercial rental product throughout the year, as well as the benefit of actions taken to right-size the fleet in 2009. Used vehicle results should continue to improve due to lower inventory levels and better pricing. However, customers still remain cautious about making long-term financial commitments in the current business environment. Therefore, we have not yet seen a similar improvement in our contractual full service lease product, which historically lags our transactional services during a recovery. In our Supply Chain Solutions business, we expect the improvement of automotive volumes to continue to contribute to our performance through the remainder of the year. Lastly, our strong balance sheet positions us very well to pursue organic growth, acquisition opportunities, and stock repurchases.”
          He continued, “Taking these factors into consideration, we are revising our full-year 2010 earnings forecast to a range of $1.85 to $1.95 per share. Additionally, we are forecasting second quarter 2010 EPS of $0.45 to $0.50.”
About Ryder
          Ryder provides leading-edge transportation, logistics, and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 426th on the FORTUNE 500®. For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, further deterioration in economic conditions and freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, continued decline in economic and market conditions affecting contractual lease demand, changes in market demand in the commercial rental market and the sale of used vehicles, customer acceptance or competition, customer retention levels, unexpected volume declines, automotive plant shutdowns and shift eliminations, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, unfavorable market conditions affecting the timing and impact of share repurchases, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, further decline in pension plan returns, changes in obligations relating to multi-employers plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, April 21, 2010, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG6812177 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-294-6360 (outside U.S. dial 1-402-220-9790), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.
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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2010 and 2009
(In millions, except per share amounts)

	Three Months
	2010	2009
Revenue	$1,219.9	1,174.4

Operating expense	577.6	534.5
Salaries and employee-related costs	304.7	301.2
Subcontracted transportation	60.3	41.2
Depreciation expense	211.0	221.6
Gains on vehicle sales, net	(4.5)	(3.4)
Equipment rental	16.5	15.3
Interest expense	33.3	38.1
Miscellaneous (income) expense, net	(1.5)	0.6
Restructuring and other charges, net	—	2.8

	1,197.4	1,152.0

Earnings from continuing operations before income taxes	22.5	22.4
Provision for income taxes	(9.6)	(11.5)

Earnings from continuing operations	12.9	10.9
Loss from discontinued operations, net of tax	(0.5)	(4.1)

Net earnings	$12.4	6.8

Earnings (loss) per common share — Diluted
Continuing operations	$0.24	0.20
Discontinued operations	(0.01)	(0.08)

Net earnings	$0.23	0.12

Weighted-average shares outstanding — Diluted	52.7	55.3

Memo:
Comparable earnings per share from continuing operations:

EPS from Continuing Operations	$0.24	0.20
International Asset Impairment	—	0.07
Restructuring Charges	—	0.03

Comparable EPS from continuing operations	$0.24	0.30

Note:	Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	March 31,	December 31,
	2010	2009
Assets:

Cash and cash equivalents	$115.1	98.5
Other current assets	772.0	781.8
Revenue earning equipment, net	4,184.8	4,178.7
Operating property and equipment, net	541.3	543.9
Other assets	649.4	656.9

	$6,262.7	6,259.8

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$206.9	232.6
Other current liabilities	722.7	617.7
Long-term debt	2,216.9	2,265.1
Other non-current liabilities (including deferred income taxes)	1,707.9	1,717.5
Shareholders’ equity	1,408.2	1,427.0

	$6,262.7	6,259.8

SELECTED KEY RATIOS AND METRICS

	March 31,	December 31,
	2010	2009
Debt to equity	172%	175%
Total obligations to equity *	181%	183%

	Three months ended March 31,
	2010	2009
Cash provided by operating activities from continuing operations	$271.5	268.3
Free cash flow*	135.9	83.7
Capital expenditures paid	200.1	252.0
Capital expenditures (accrual basis)	276.4	224.6

	Twelve months ended March 31,
	2010	2009
Return on average shareholders’ equity	4.8%	9.2%
Return on average assets	1.1%	2.2%
Adjusted average return on capital *	4.1%	6.6%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note:	Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2010 and 2009
(Dollars in millions)

	Three Months
	2010	2009	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$479.4	491.6	(2)%
Contract maintenance	39.8	41.4	(4)%

Contractual revenue	519.2	532.9	(3)%
Contract-related maintenance	40.2	45.0	(11)%
Commercial rental	101.6	99.2	2%
Other	16.4	16.1	2%
Fuel	206.6	170.3	21%

Total Fleet Management Solutions	884.0	863.5	2%
Supply Chain Solutions	294.2	267.3	10%
Dedicated Contract Carriage	116.3	115.0	1%
Eliminations	(74.6)	(71.5)	(4)%

Total revenue	$1,219.9	1,174.4	4%

Operating Revenue: *
Fleet Management Solutions	$677.4	693.2	(2)%
Supply Chain Solutions	238.2	228.4	4%
Dedicated Contract Carriage	112.0	112.7	(1)%
Eliminations	(40.0)	(43.5)	8%

Total operating revenue	$987.6	990.8	0%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$21.7	30.0	(28)%
Supply Chain Solutions	7.0	1.5	362%
Dedicated Contract Carriage	7.4	10.3	(28)%
Eliminations	(4.7)	(5.6)	16%

	31.4	36.1	(13)%
Unallocated Central Support Services	(8.9)	(7.0)	(27)%

Earnings from continuing operations before restructuring and other items and income taxes	22.5	29.1	(23)%
Restructuring and other charges, net and other items	—	(6.7)	NM

Earnings from continuing operations before income taxes	22.5	22.4	0%
Provision for income taxes	(9.6)	(11.5)	16%

Earnings from continuing operations	$12.9	10.9	18%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2010 and 2009
(Dollars in millions)

	Three Months
	2010	2009	B(W)
Fleet Management Solutions

Total revenue	$884.0	863.5	2%
Fuel revenue	(206.6)	(170.3)	21%

Operating revenue *	$677.4	693.2	(2)%

Segment earnings before income taxes	$21.7	30.0	(28)%

Earnings before income taxes as % of total revenue	2.5%	3.5%

Earnings before income taxes as % of operating revenue *	3.2%	4.3%

Supply Chain Solutions

Total revenue	$294.2	267.3	10%
Subcontracted transportation	(56.0)	(38.9)	44%

Operating revenue *	$238.2	228.4	4%

Segment earnings before income taxes	$7.0	1.5	362%

Earnings before income taxes as % of total revenue	2.4%	0.6%

Earnings before income taxes as % of operating revenue *	2.9%	0.7%

Memo: Fuel costs	$18.5	14.3	(29)%

Dedicated Contract Carriage

Total revenue	$116.3	115.0	1%
Subcontracted transportation	(4.3)	(2.3)	89%

Operating revenue *	$112.0	112.7	(1)%

Segment earnings before income taxes	$7.4	10.3	(28)%

Earnings before income taxes as % of total revenue	6.3%	8.9%

Earnings before income taxes as % of operating revenue *	6.6%	9.1%

Memo: Fuel costs	$19.4	16.0	(21)%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)

	Three months ended March 31,
	2010	2009
OPERATING REVENUE RECONCILIATION
Total revenue	$1,219.9	1,174.4
Fuel services and subcontracted transportation revenue	(266.9)	(211.5)
Fuel eliminations	34.6	27.9

Operating revenue *	$987.6	990.8

	March 31,		December 31,
	2010	% to Equity	2009	% to Equity
DEBT TO EQUITY RECONCILIATION
On-balance sheet debt	$2,423.8	172%	2,497.7	175%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	120.8		118.8

Total obligations *	$2,544.6	181%	2,616.5	183%

	Three months ended March 31,
	2010	2009
CASH FLOW RECONCILIATION
Net cash provided by operating activities from continuing operations	$271.5	268.3
Proceeds from sales (primarily revenue earning equipment)	49.0	45.9
Collections on direct finance leases	15.6	21.5

Total cash generated *	336.0	335.7
Capital expenditures	(200.1)	(252.0)

Free cash flow *	$135.9	83.7

	Twelve months ended March 31,
	2010	2009
RETURN ON CAPITAL RECONCILIATION
Net earnings (12-month rolling period)	$67.5	150.6
+ Restructuring and other items	22.2	78.4
+ Income taxes	52.0	125.4

Adjusted earnings before income taxes	141.7	354.4
+ Adjusted interest expense (b)	144.0	165.0
- Adjusted income taxes	(116.7)	(207.0)

= Adjusted net earnings for ROC (numerator)	$168.9	312.4

Average total debt	$2,593.0	2,899.1
Average off-balance sheet debt	132.7	165.3
Average shareholders’ equity	1,415.9	1,642.5
Adjustment to equity (c)	10.6	17.6

Adjusted average total capital (denominator)	$4,152.2	4,724.5

Adjusted average ROC *	4.1%	6.6%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure
Note: Amounts may not be additive due to rounding.
Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

	Three Months
	2009
	Reported		Comparable
	Earnings	Adjustments	Earnings
Revenue	$1,174.4	—	1,174.4

Operating expense	534.5		534.5
Salaries and employee-related costs	301.2		301.2
Subcontracted transportation	41.2		41.2
Depreciation expense (a)	221.6	(3.9)	217.7
Gains on vehicle sales, net	(3.4)		(3.4)
Equipment rental	15.3		15.3
Interest expense	38.1		38.1
Miscellaneous expense, net	0.6		0.6
Restructuring and other charges, net (b)	2.8	(2.8)	0.0

	1,152.0	(6.7)	1,145.3

Earnings from continuing operations before income taxes	22.4	6.7	29.1
Provision for income taxes (c)	(11.5)	(0.9)	(12.4)

Earnings from continuing operations	$10.9	5.8	16.7

Tax rate on continuing operations	51.2%		42.6%

Earnings per common share — Diluted:

Continuing operations	$0.20	0.10	0.30

Notes regarding adjustments:

(a)	International asset impairment charge.

(b)	Restructuring charges for severance and benefit costs related to workforce reductions.

(c)	Tax charges related to restructuring and other items.
Note: Amounts may not be additive due to rounding.